EXHIBIT 10.27

TECHNOLOGY LICENSE AND SETTLEMENT AGREEMENT

THIS TECHNOLOGY LICENSE AND SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of October 29, 2003 by and between NETWORK CACHING TECHNOLOGY L.L.C. (“NCT”), a Virginia limited liability company with offices at 1150 Waverly Street, Palo Alto, California, 94301, on the one hand, and BLUE COAT SYSTEMS, INC. (f/k/a “CacheFlow, Inc.”), a Delaware Corporation with its principal place of business located at 650 Almanor Avenue, Sunnyvale, California, 94086, on the other.

RECITALS

WHEREAS, there is now pending in the United States District Court for the Northern District of California, a Civil Action entitled Network Caching Technology L.L.C. v. Novell, Inc. et al., CV-01-2079 (VRW) (BZ);

WHEREAS, the Lawsuit involves claims against Blue Coat for infringement of United States Patent No. 5,611,049, issued March 11, 1997, United States Patent No. 5,892,914, issued April 6, 1999, United States Patent No. 6,026,452, issued February 15, 2000, and United States Patent No. 6,085,234, issued July 4, 2000 and other claims recited in the pleadings of the Lawsuit;

WHEREAS, the Parties want to avoid further litigation risks and expenses and seek an amicable business resolution and settlement of the Lawsuit on the terms and conditions set forth below;

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual covenants contained herein, NCT and Blue Coat agree as follows:

AGREEMENT

1. Definitions. As used in the Agreement, the following defined terms shall have the meanings indicated below:

1.1 “Agreement” means this Settlement Agreement including (unless context requires otherwise) any Exhibits and other attachments incorporated by reference in this Agreement.

1.2 “Effective Date” means the last date on which this Agreement was signed by all of the Parties.

1.3 “Lawsuit” means the litigation now pending in the United States District Court for the Northern District of California, a Civil Action entitled Network Caching Technology L.L.C. v. Novell, Inc. et al., CV-01-2079 (VRW) (BZ).

1.4 “NCT Patents” shall mean United States Patent No. 5,611,049, issued March 11, 1997, United States Patent No. 5,892,914, issued April 6, 1999, United States Patent No. 6,026,452, issued February 15, 2000, and United States Patent No. 6,085,234 issued July 4, 2000, and any continuations, continuations-in-part, divisionals, reexaminations, parents and reissues, and all foreign and domestic patents and patent applications or counterparts thereto deriving or claiming priority to the above-cited U.S. patents and/or International Application Nos. PCTUS92/04939 .

1.5 “NCT” means Network Caching Technology L.L.C. and any successors in interest to any of the NCT Patents and any of its agents, employees, shareholders, officers, former employees, former officers, directors, subsidiaries, parent corporations, attorneys or other persons or entities acting on its behalf.

1.6 “Party” or “Parties” means NCT or Blue Coat, as these terms are defined herein in Section 1 of the Agreement, individually.

1.7 “Successor” or “Successors” means, with respect to any party hereto, any person or company, or the whole or any part thereof (including divisions, business lines or products) that through amalgamation, consolidation, purchase, or other legal succession become invested with the rights of any of the Parties.

1.8 “Term” means the term set forth at Section 6.1.

1.9 “Blue Coat” means CacheFlow, Inc., Blue Coat Systems, Inc., and any of its agents, employees, officers, former employees, former officers, directors, subsidiaries, parent corporations, acquired companies, attorneys or other persons or entities acting on its behalf.

1.10 “Blue Coat Product or Service” means all past, present, and future Blue Coat products or Blue Coat services incorporating or otherwise based upon any past, present, and future product made, used, sold, imported, licensed (or otherwise commercially exploited) and/or developed by or for Blue Coat.

2. Releases and Waiver of California Civil Code § 1542.

2.1 NCT Release. NCT hereby releases, acquits and forever discharges Blue Coat, including their past, present and future officers, directors, employees, subsidiaries and affiliates, from any and all claims of liability for past, and present infringement or alleged past, and present infringement of the NCT Patents based on any Blue Coat Product or Service. NCT hereby covenants and warrants that it will not sue or commence any proceedings against Blue Coat or any affiliate, subsidiary, reseller or customer of Blue Coat with respect to any past, present, or future infringement of any of the NCT Patents with respect to all Blue Coat Products and Services.

2.2 Blue Coat Release. Blue Coat hereby releases NCT, including their past, present and future officers, directors, shareholders, agents, employees and attorneys, from any and all claims or counterclaims that could have been brought against NCT in the Lawsuit and that arise out of the facts and circumstances surrounding the Lawsuit and covenants not to sue NCT in the future for any such claims or counterclaims that could have been brought in the Lawsuit.

2.3 Waiver of California Civil Code Section 1542. The Parties expressly waive as to one another the provisions of Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3. License Grant and Settlement of Claims.

3.1 License Grant. Subject to the terms and conditions of this Agreement, NCT hereby grants to Blue Coat a non-exclusive, worldwide, irrevocable and fully paid-up license under the NCT Patents to have made, make, sell, use, offer for sale, and import Blue Coat Products and Services . This license grant shall extend through the life of all NCT Patents.

3.2 Payment. as consideration for the license rights granted hereunder and the mutual releases herein, Blue Coat shall pay to NCT the sum of $1.1 Million Dollars ($1,100,000.00). Payment shall be made within 10 days of the Effective Date of this Agreement, by wire transfer to NCT and its attorneys, Jones Day to the following client trust account:

CITIBANK F.S.B. – Washington, DC

ABA No. 254070116

Jones Day Client Trust Account

Account No. 1238-7606

3.3 Dismissal. Immediately upon exchange of facsimile signatures by the Parties to this Agreement, NCT and Blue Coat shall jointly seek dismissal with prejudice of Blue Coat from the Lawsuit.

4. Confidentiality. Each Party agrees that, except as may be required by law, including the rules and regulations of the United States Securities and Exchange Commission, it shall not disclose to any third party any aspect of this Agreement without the prior written consent of the other party. NCT, however, may disclose that it has settled the Lawsuit with Blue Coat. Also, NCT and Blue Coat may disclose the contents of this Agreement to its shareholders, accountants, insurers and other persons necessary for the functioning of NCT’s and Blue Coat’s business operations.

5. Representations and Warranties.

5.1 Representations and Warranties of NCT.

a. Corporate Power. NCT is duly authorized and validly existing under the laws of the State of Virginia and has full corporate power and authority to enter into this Agreement.

b. Due Authorization. NCT is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, including the granting of the license set forth at Article 2.

c. Binding Agreement. This Agreement is a legal and valid obligation binding upon NCT and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by NCT does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

d. Ownership of Patents. NCT further warrants and represents that (a) it owns the NCT Patents and/or has the right to enforce and convey rights under such Patents and (b) its rights include the right to sue for alleged past infringement and (c) that it has not entered into, and shall not enter into, any agreement which would interfere with the releases, licenses and covenant not to sue granted by this Agreement.

5.2 Representations and Warranties of Blue Coat.

a. Corporate Power. Blue Coat is duly authorized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

b. Due Authorization. Blue Coat is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

c. Binding Agreement. This Agreement is a legal and valid obligation binding upon Blue Coat and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Blue Coat does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6. Miscellaneous.

6.1 No admission of liability. This Agreement shall not in any way be construed as an admission of fact or liability by any of the Parties that any Party has acted wrongfully with respect to the other Party or any other person or entity, or that any Party has any rights against any other Party or any other Party’s current or former officers, directors, employees or agents, or for any other fact or purpose not specifically set forth therein.

6.2 Execution of Necessary Documents. The Parties agree to execute and deliver any and all documents required to effectuate the terms and conditions, purposes and aim of this Agreement, including but not limited to the documents specifically referenced in this Agreement.

6.3 Advice of Counsel. Each Party represents and warrants: (i) that each Party has been fully advised by counsel of her or its own choosing; (ii) that each Party has read this Agreement and conferred with her or its respective counsel to the extent she or it and her or its counsel have deemed necessary respecting her or its rights and obligations; (iii) that each Party is aware of and has received disclosure regarding this Agreement’s contents and legal effect; (iv) that each Party requires no further disclosures from any other Party in order for it to execute this Agreement voluntarily, knowingly and intelligently; and (v) that counsel for each Party has advised her or it that no legal grounds exist for the avoidance or rescission of this Agreement. Each Party further acknowledges that in entering into this Agreement, each is relying on the other’s representation that she or it has sought and obtained the advice of her or its counsel, prior to the execution of this Agreement.

6.4 Cost, Expense and Fees. The Parties, and each of them, understand that this Agreement includes all claims among them for costs, expenses and attorneys’ fees, taxable or otherwise, incurred by them in or arising directly or indirectly out of the Lawsuit. The Parties agree that each Party will bear its own costs and attorneys’ fees for the Lawsuit.

6.5 Amendments. This Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of the Parties hereto. The Parties each agree that they will make no claim at any time or place that this Agreement has been orally altered or modified or otherwise changed by oral communication of any kind or character.

6.6 Governing Law. This Agreement is made in accordance with and shall be construed under the laws of the State of California, without respect to the conflicts of laws rules contained therein.

6.7 Entire Agreement; Amendment. This Agreement sets forth the terms of the agreement between the Parties hereto with regard to the subject matter hereof and, except as otherwise set forth herein, supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by authorized officer of each Party.

6.8 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except either Party may make such an assignment of this Agreement and the licenses and covenants not to sue granted herein without the other Party’s consent to a successor to substantially all of the assets of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. In no event do the rights and obligations in this Agreement, including any license grant or covenant not to sue, extend to products and/or services other than Blue Coat Products and Services. To the extent any rights or obligations under this Agreement are assigned or otherwise transferred to a successor hereunder, no such rights or obligations extend to any products and/or services of the assignee or transferee other than Blue Coat Products and Services. To the extent Blue Coat acquires substantially all the assets of a Non-Party to this Agreement, whether in a merger, sale of stock, sale of assets or other transaction, the rights and obligations of this Agreement extend only to Blue Coat Products and Services and not to those products and services of the Non-Party in existence at the time of the acquisition.

6.9 Severability. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either NCT or Blue Coat deems any Article or part thereof to be contrary to any antitrust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

6.10 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

6.11 Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. If the Parties cannot resolve their dispute through good faith negotiations, the Parties agree to submit to the exclusive jurisdiction of any State and/or Federal Court situated within or serving Santa Clara County, California for any action properly brought pursuant to this Agreement.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

NETWORK CACHING TECHNOLOGY, INC.

By	/s/ Vane R. Mitchell

Vane R. Mitchell

(Printed Name)

29 October 2003

(Date)

BLUE COAT SYSTEMS, INC.

By	/s/ ROBERT P. VERHEECKE

Robert P. Verheecke

(Printed Name)

October 29, 2003

(Date)